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                                                                   Exhibit 10(y)

                    Amendment No. 1 to Employment Agreement
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     Reference is made to the Agreement dated as of November 14, 1997 (the
"Agreement"), between United Rentals, Inc. (subsequently renamed United Rentals (North America), Inc.), a Delaware corporation (the "Company"), and Wayland R. Hicks ("Employee"). The Company and Employee agree that the Agreement shall be amended and supplemented as set forth below. Except as specifically set forth below, the Agreement remains unmodified and in full force and effect:


1.  Modification to Paragraph 3

    1.1. The following new subparagraph shall be added following Paragraph 3(f):

               (g) The Company and Bradley S. Jacobs ("Jacobs") are parties to an Employment Agreement dated September 19, 1997 (the "Jacobs Agreement"). Paragraph 6(a)(iii)(D) of the Jacobs Agreement provides that Jacobs may terminate the Jacobs Agreement for "Good Reason" (as defined in the Jacobs Agreement). If (1) Jacobs terminates the Jacobs Agreement for Good Reason (as defined in the Jacobs Agreement), (2) the circumstances constituting such "Good Reason" are described in clause (i) of the definition of such term in the Jacobs Agreement, and (3) concurrently therewith or during the 90-day period that commences on the date of such termination, Employee resigns as an employee of the Company (even if not for Good Reason) or his employment with the Company otherwise terminates for any reason, the Company shall be obligated to pay to Employee a severance payment equal to 9.655 times the sum of (x) the Employee's annual base salary in effect at the time of termination plus (y) the highest annual cash bonus (if any) paid by the Company to Employee during the three-year period preceding the date of termination.
            Such severance payment shall be payable in a lump sum payment within fifteen (15) days of the termination of Employee's employment. If the Company is required to make a payment pursuant to this paragraph 3(g), the Company shall not be required to make the payment provided for in paragraph 3(a)(iv).

2.  Addition of New Paragraph 12 Relating to Taxes

      2.1. The following new Paragraph 12 is added after Paragraph 11.

          12.  Taxes
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               (a) The payment of the base salary and any bonus or other
          incentive compensation to Employee hereunder shall be subject to all federal, state and local withholding taxes, social security deductions and any other required payroll deductions.

               (b) If all or any portion of the payments and benefits which Employee is entitled to receive pursuant to the terms of this Agreement or any other plan, arrangement or agreement in respect of the Company or its affiliates (the

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          "Payments") constitutes "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (or its successors or assigns) shall pay to Employee an additional amount ("Gross-Up Payment") such that the net amount retained by Employee, after deduction of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 12(b), and (iii) any interest and penalties imposed in respect of the Excise Tax shall be equal to the full amount of the Payments. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee's residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               (c) The Gross-Up Payment for any Payment made shall be paid to Employee within ten (10) days after the Imposition of Excise Tax, unless the Company undertakes to indemnify him as provided in paragraph 12(d). The "Imposition of Excise Tax" shall mean the earliest of: (i) the issuance by the Internal Revenue Service of a notice stating in effect that an Excise Tax is due with respect to the Payment; (ii) Employee's delivery to the Company of an opinion of tax counsel selected by Employee that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment; or (iii) the Company's delivery to Employee of an opinion of tax counsel selected by the Company and acceptable to Employee that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment.

               (d) In lieu of paying the Gross-Up Payment for any Payment, the Company may elect to undertake, at its sole expense, the defense and settlement of any assessment by the Internal Revenue Service of the Excise Tax on any Payment. If the Company so elects, the Company shall protect, defend, indemnify and hold Employee forever harmless from and against the Excise Tax on such Payment and payments pursuant to this paragraph 12(d) and any federal, state or local income tax (determined pursuant to the last sentence of paragraph 12(b)) upon payments pursuant to this paragraph 12(d) and any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages or expenses, including attorneys' and accountants' fees in connection with any thereof, and any interest and penalties sustained by Employee as a result of or arising out of or by virtue of the Company's undertaking.

               (e) If the Excise Tax is determined to be less than the amount taken into account in determining the Gross-Up Payment paid pursuant to paragraph 12(c), Employee shall repay to the Company, within ten
          (10) days after the time that the amount of such reduction in Excise Tax is determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of

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          such repayment at the rate provided in section 1274(b)(2)(B) of the
          Code for debt instruments with a maturity after issuance equal to the period beginning on the date the Gross-Up Payment was made and ending on the date of repayment required by this sentence. If the Excise Tax is determined to exceed the amount taken into account in determining the Gross-Up Payment paid pursuant to paragraph 12(c), the Company within ten (10) days after the time that the amount of such excess Excise Tax is determined shall make an additional payment to Employee of an amount equal to such excess plus an amount equal to any interest and penalties payable to the Internal Revenue Service with respect to such excess and any Excise Tax on payment pursuant to this sentence and any federal, state and local income tax (determined pursuant to the last sentence of paragraph 12(b)) upon payments made pursuant to this sentence.

     In Witness Whereof, the parties have executed and delivered this Amendment No. 1 to Employment Agreement as of December 24, 1999.


UNITED RENTAL (NORTH AMERICA), INC.


By:
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Wayland R. Hicks

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